Exhibit 10.3

Terms and Conditions of the Warrants

THESE TERMS AND CONDITIONS OF THE WARRANTS DO NOT CONSTITUTE A CERTIFICATE REPRESENTING THE PRE-FUNDED WARRANTS.

TERMS AND CONDITIONS OF THE PRE-FUNDED WARRANTS

Biophytis S.A., a société anonyme organized under the laws of France and registered with the Register of Commerce and Companies (Registre du Commerce et des Sociétés) of Paris under the number 492 002 225, with a registered capital of Euros 4,320,338.56 and having its registered office at 14, avenue de l’Opéra, 75001 Paris, France (the “Company”), hereby issues by decisions of the Board of Directors and, upon subdelegation, of the CEO acting pursuant to the power delegated by the Company’s shareholders at the ordinary and extraordinary general meeting held on April 17, 2023, in its 4th resolution, to the Investors named in the Subscription Agreements (as defined herein) and in accordance with the terms thereof (each such person, a “Holder”), on the Issue Date, an aggregate of 828,334 bons de souscription d’actions préfinancés (the “Pre-Funded Warrants”) to subscribe for an aggregate of 82,833,400 ordinary shares (“Shares” and such Shares issuable in connection with the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) at the Exercise Price (as defined herein) per Pre-Funded Warrant Share, on the terms and conditions herein (the “Terms and Conditions” or the “Conditions”). The Pre-Funded Warrants shall not be admitted to trading on any stock exchange or trading market. Each one (1) Pre-Funded Warrant is exercisable for one hundred (100) ordinary shares of the Company (action ordinaire) (each, a “Share”) (the “Exercise Ratio”) for a price per share equal to the Exercise Price (as defined herein).

1.	Interpretation

For the purposes of these Conditions, unless the context otherwise requires, the following words shall have the meaning set out opposite them:

“Admission”	means admission to trading on the Trading Market, and the terms “Admit” and “Admitted” shall be construed accordingly;

“ADS”	has the meaning given in Condition 2(e);

“Affiliate”	means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act or, in respect of any French law aspect, under L233-3 of the French Code of commerce (Code de commerce);

“Aggregate Exercise Price”	has the meaning given in Condition 2(c);

“Attribution Parties”	means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issue Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Beneficial Ownership Limitation (as defined in Condition 2(f)).

“Business Day”	a day, other than a Saturday, Sunday, U.S. federal holiday or a day on which banks in Paris, France or The City of New York are authorized or required by law to be closed to the public;

“Company”	has the meaning given in the introduction;

“Euroclear France”	has the meaning given in Condition 6;

“Euronext Growth Paris”	the multilateral trading facility operated by Euronext in Paris;

“Excess Shares”	means the number of Shares so issued by which the Holder’s and its Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation;

“Exchange Act”	the U.S. Securities Exchange Act of 1934, as amended;

“Exercise Date”	in relation to any exercise of these Warrants, the date on which the Aggregate Exercise Price for the Warrants is received by the Registrar Bank, together with a copy of a duly completed Exercise Notice sent to the Registrar in accordance with Conditions 2(c) and 2(d);

“Exercise Notice”	has the meaning given in Condition 2(c);

“Exercise Period”	has the meaning given in Condition 2(a);

“Exercise Price”	has the meaning given in Condition 2(b);

“Exercise Ratio”	has the meaning given in the introduction;

“Exercised Shares”	has the meaning given in Appendix A;

“Exercised Shares Delivery Date”	has the meaning given in Condition 2(e);

“French Commercial Code”	the French Code de Commerce;

“Expiration Date”	the date on which this Warrant is converted in full.

“French Monetary and Financial Code”	the French Code monétaire et financier;

“Fundamental Transaction”	has the meaning given in Condition 2(g).

“Group”	means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Holder”	has the meaning given in the introduction;

“Investor”	the investor(s) purchasing Warrants pursuant to the Subscription Agreements;

“Issue Date”	the date of issue of these Warrants, being on or about July 21, 2023;

“Nominal Value”	the nominal value from time to time of one Share, being 0.01 Euro as of the Issue Date;

“Person(s)”	an individual or a corporation, a general or limited partnership, a trust, an incorporated or unincorporated association, a joint venture, a limited liability company, a limited liability partnership, a joint stock company, a government (or any agency or political subdivision thereof) or any other entity of any kind;

“Registrar”	The Company. The Company will act as registrar in relation to Warrants which will be held in book entry in the name of the Warrant Holders.

“Registrar Bank”	the registrar bank for the Warrants on behalf of the Company from time to time as specified in writing by the Company to the Holders of the Warrants pursuant to Condition 12 and, as of the Issue Date, currently Banque Neuflize OBC;

“Securities Act”	the U.S. Securities Act of 1933, as amended;

“Shares”	the ordinary shares of 0.01 Euro each in the share capital of the Company;

“Share Equivalents”	means any securities of the Company or the subsidiaries which would entitle the holder thereof to acquire at any time Shares or ADSs, including, without limitation, any debt, preferred share, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Shares or ADSs;

“Subscription Agreements”	the subscription agreements dated July 18, 2023 by and between the Company and each of the Investors thereto;

“Terms and Conditions”	has the meaning given in the introduction;

“Trading Market”	Euronext Growth Paris or any stock exchange on which the Shares (and, as applicable, any of the Securities referred to in Condition 5) are admitted to trading;

Transaction	has the meaning given in Condition 5;

VWAP	has the meaning for any date, the price determined by the following: the daily volume weighted average price of the Shares for such date (or the nearest preceding date) on Trading Market on which the Shares are then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:00 a.m. (Paris time) to 5.30 p.m. (Paris time));

“Pre-Funded Warrant Shares”	has the meaning given in the introduction; and

“Pre-Funded Warrants”	has the meaning given in the introduction.

Condition headings are included for the convenience of the parties only and do not affect the interpretation of the Warrants.

2.	Exercise

(a)	Exercise Period

Subject to the conditions and limitations specifically provided herein, the Warrants may be exercised by the Holder, in whole or in part, for cash, at any time and from time to time on any Business Day during the period commencing on or after the opening of business on the Issue Date until 10 years following the Issue Date (the “Exercise Period”).

(b)	Exercise Price

Under the Subscription Agreement, the aggregate price of the Pre-Funded Warrants, except for a nominal exercise price of 0.01 Euro per Warrant Share, was pre-funded to the Company on or prior to the Issue Date and, consequently, no additional consideration (other than the Exercise Price) shall be required to be paid by the Holder to any Person to effect any exercise of the Pre-Funded Warrants. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid aggregate exercise price under any circumstance or for any reason whatsoever. The remaining unpaid exercise price per one hundred (100) Warrant Shares under the Pre-Funded Warrants shall be 0.01 Euro, subject to any adjustment to the Exercise Ratio as provided in Condition 5 (or, as the case may be, Condition 9) (the “Exercise Price”).

(c)	Terms of exercise

In order to exercise the Pre-Funded Warrants, the Holder shall (i) send by facsimile transmission or by email, at any time prior to 5.00 p.m., Paris time, on any Business Day during the Exercise Period, a notice to the Registrar, to the attention of Nicolas Fellmann USwarrants@biophytis.com ) or such other Company representatives as identified by the Company, in the form of the exercise notice (bulletin de souscription) set forth in Appendix A (each an “Exercise Notice”), of the Holder’s election to exercise the Pre-Funded Warrants, which Exercise Notice shall specify the number of Pre-Funded Warrants to be exercised and the number of Pre-Funded Warrants Shares to be subscribed for, and (ii) make payment to the Registrar for the account of the Company of an amount equal to the Exercise Price multiplied by the number of Exercised Shares in respect of which the Pre-Funded Warrants are being exercised (the “Aggregate Exercise Price”) by wire transfer of immediately available funds in Euros as set forth in Condition 2(e) below; provided that the Holder may only exercise this Warrant to receive Exercised Shares in increments equal to one or more ADSs (which is, as of the Issuer Date one hundred (100) Warrant Shares per ADS). For the avoidance of doubt the Holder may exercise all or parts of its Pre-Funded Warrants in one or several times within the Exercise Period, it being specified that each Warrant shall be exercised only once. No ink-original Exercise Notice shall be required, nor shall any type of guarantee or notarization of any Exercise Notice be required. The Aggregate Exercise Price shall be paid, if applicable, at the latest on the Exercised Shares Delivery Date (as defined below).

(d)	Confirmation of Exercise

Upon receipt by the Registrar of an Exercise Notice and by the Registrar Bank of the corresponding Aggregate Exercise Price in accordance with Condition 2(c), the Registrar shall as soon as practicable, but in no event later than 5:00 p.m. Paris time, on the first Business Day immediately following the Exercise Date, send, by facsimile transmission or by email, a confirmation of receipt of such Aggregate Exercise Price (if applicable) and Exercise Notice in the form of the notice at Appendix B to the Holder.

(e)	Issue of Warrant Shares Upon Exercise

In the event of any exercise of the rights represented by the Pre-Funded Warrants in accordance with Condition 2(c), the Company shall allot and issue to the Holder the Warrant Shares to which the Holder thereby becomes entitled on or with effect from the Exercise Date. In such event the Company shall, on or before the second Business Day (the “Exercised Shares Delivery Date”) following the Exercise Date, credit such aggregate number of Warrant Shares to which the Holder shall be entitled to and as notified in the Exercise Notice (i) to the Holder’s securities account opened in the name of the Holder with the Registrar, or (ii) to the Holder’s securities account opened in the name of the Holder with any other financial intermediary and indicated in the Exercise Notice, or (iii) in the name of the Holder, to The Bank of New York Mellon (or any successor thereto) as the depositary for the ADSs. The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become the holder of record of such Warrant Shares represented by the Warrant Shares for all purposes, as of the date the Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the Aggregate Exercise Price is received by the Exercised Shares Delivery Date. Notwithstanding the foregoing, with respect to any Exercise Notice delivered on or prior to 4:00 p.m. (New York City time) on the trading date prior to the Issue Date, which may be delivered at any time after the time of execution of the relevant Subscription Agreement, the Company agrees to deliver the Warrant Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Issue Date and the Issue Date shall be the Exercised Shares Delivery Date for purposes hereunder, provided that, if applicable, payment of the Aggregate Exercise Price is received by such Exercised Shares Delivery Date. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to an Exercise Notice by the Exercised Shares Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of an a Share on the date of the applicable Exercise Notice), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Business Day after such liquidated damages begin to accrue) for each Trading Day following such Exercised Shares Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise.

The Company’s obligation to issue Pre-Funded Warrants Shares upon exercise of the Warrants shall not be subject to (i) any set-off or defense or (ii) any claims against any Holder of Pre-Funded Warrants however arising.

In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder the Warrant Shares in accordance with the provisions of Condition 2(e) above pursuant to an exercise on or before the Exercised Shares Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  For example, if the Holder purchases Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Shares upon exercise of the Warrant as required pursuant to the terms hereof.

The Company shall pay all applicable fees and expenses of the depositary for the Company’s ADS in connection with the issuance of the Warrant Shares in the form of ADS or the conversion of Warrant Shares in the form of Shares into ADS.

(f)	Holder’s Exercise Limitations.

The Company, including acting as Registrar, shall not effect any exercise of the Warrant, pursuant to Condition 2 or otherwise, to the extent after giving effect to such issuance after exercise as set forth on the applicable Exercise Notice, the Holder (together with its Attribution Parties), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Shares beneficially owned by the Holder and its Attribution Parties shall include the number of Shares held by the Holder and its Attribution Parties plus the number of Warrant Shares with respect to which such determination is being made, but shall exclude the number of Shares which would be issuable upon (i) exercise of the remaining, unexercised portion of Warrant Shares beneficially owned by the Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein that are beneficially owned by the Holder or any of its Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Condition 2(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Condition 2(f) applies, the determination of whether the Pre-Funded Warrants are exercisable (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of the Pre-Funded Warrants is exercisable shall be in the sole discretion of the Holder, and the submission of an Exercise Notice shall be deemed to be the Holder’s determination of whether the Pre-Funded Warrants are exercisable (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of the Pre-Funded Warrants is exercisable, in each case subject to the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Condition 2(f), in determining the number of outstanding Shares the Holder may acquire upon exercise of the Pre-Funded Warrants without exceeding the Beneficial Ownership Limitation, the Holder may rely on the number of outstanding Shares as reflected in (x) the Company’s most recent Annual Report on Form 20-F, Report on Form 6-K or other public filing with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company setting forth the number of Shares outstanding. Upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Pre-Funded Warrants, by the Holder or its Attribution Parties since the date as of which such number of outstanding Shares was reported. In the event that the issuance of Pre-Funded Warrants Shares to the Holder upon exercise of the Warrants results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation of the number of outstanding shares of Shares (as determined under Section 13(d) of the Exchange Act), the Excess Shares shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the Exercise Price paid by the Holder for the Excess Shares. The “Beneficial Ownership Limitation” shall be 9.99% of the number of Shares outstanding immediately after giving effect to the issuance of Shares issuable upon exercise of the Pre-Funded Warrants. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Condition 2(f), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Shares outstanding immediately after giving effect to the issuance of Pre-Funded Warrants Shares upon exercise of the Warrants held by the Holder and the provisions of this Condition 2(f) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Condition 2(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the Pre-Funded Warrants. This Condition 2(f) shall not restrict the number of Shares which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Condition 2(g) of this Warrant.

(g)	Fundamental Transactions

If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity and in which the shareholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of share capital tender shares representing more than 50% of the voting power of the share capital of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the voting power of the share capital of the Company (except for any such transaction in which the shareholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the Shares or any compulsory share exchange pursuant to which the Shares are effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction and subject to French law, the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Share or ADS, as applicable, in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Shares or ADSs are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Shares or ADSs acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Shares or ADSs pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

3.	Warrant Shares

(a)	Form of Warrant Shares

The Warrant Shares will be, upon issuance by the Registrar (i) held in registered form (au nominatif) (including administered registered form (nominatif administré)) in the securities account opened in the name of the Holder in the books of the Registrar (and, if held in administered registered form, of the Holder’s financial intermediary), or (ii) in bearer form (au porteur), in the securities account opened in the name of the Holder in the books of the Holder’s financial intermediary.

The Warrant Shares may, at the request of the Holder and as indicated in the Exercise Notice, be deposited with The Bank of New York Mellon (or any successor thereto) as the depositary for the Company’s American Depositary Shares.

(b)	Dividend Due Date and Rights Attached to the Warrant Shares

Upon issue, Warrant Shares allotted pursuant to an Exercise Notice will grant the same rights, including, as from their date of issuance, the right to any dividend or any other distribution decided or to be paid, as are granted to holders of the Shares, and will be entirely assimilated to the Shares.

Warrant Shares shall be subject to all the Company’s by-laws’ provisions and to the decisions of the shareholders’ meetings.

Once issued, application will be made, on date of issuance, by the Registrar itself or through a financial services provider acting on behalf of the Company for the Warrant Shares to be admitted to trading on Euronext Growth Paris, on the same quotation line as the Shares.

(c)	Transfer of Warrant Shares

Subject to compliance with any applicable securities laws, Warrant Shares will, upon issuance, be freely negotiable and transferable as from the date of their entry in a securities account.

In accordance with the provisions of Articles L. 211-15 and L. 211-17 of the French Monetary and Financial Code, Shares are transferred from account to account and transfer of ownership of the Warrant Shares will result from the moment they are registered in the name of the transferee or by book entry, as applicable.

Application will be made for all the Warrant Shares to be admitted to Euroclear France.

4.	Fractional Interests

No fractional Shares shall be issuable upon the exercise of a Warrant, including fractional interests in ADSs.

Any adjustment will be made so that it equalizes, up to the next 1/100th of a Share, the value of Warrant Shares that would have been obtained if Pre-Funded Warrants had been exercised immediately before the implementation of one of the Transactions mentioned in Condition 5 and the value of the Warrant Shares that would have been obtained in the event of exercising the Pre-Funded Warrants immediately after the implementation of that Transaction.

In case of adjustments made in accordance with paragraphs 1 to 9 mentioned in Condition 5 (or, as the case may be, Condition 9), the new Exercise Ratio will be determined with two decimals rounded to the next 1/100th (0.005 rounded up to the next 1/100th, i.e. 0.01). Possible subsequent adjustments will be effected based on the preceding Exercise Ratio as so calculated and rounded. The Warrant Shares, however, may only be delivered in a whole number of Shares. In the event two or more adjustment cases apply only the adjustment case which is most favorable to the Holder shall apply.

If the number of Warrant Shares thus calculated is not a whole number, the Holder may request delivery of either:

(a)	the next lower number of Warrant Shares; in which case the Holder will receive from the Company a cash payment equal to the product of the remaining fractional share multiplied by the value of a Share, equal to the last price quoted on Euronext Growth Paris on the last trading day preceding the Exercise Date; or
(b)	the next greater number of Warrant Shares, provided that in such case the Holder pays to the Company an amount equal to the value of the additional fraction of a Share thus delivered, calculated on the basis set out in the preceding paragraph. The calculation of such amount made by the Holder shall not be binding on the Company, including acting as Registrar, and the Company, including acting as Registrar, will be entitled to disregard the choice of the Holder to apply this paragraph (b), and therefore apply paragraph (a) if either of them disagree with this calculation, in which case they will refund the Holder of the amount in question.

If the Holder does not state a choice, it will receive a number of Shares rounded down to the nearest whole number, and the remainder in cash as described above.

The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this Condition, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

5.	Adjustments of Exercise Ratio and Exercise Price

Pre-Funded Warrants issued by the Company are securities giving access to the share capital of the Company within the meaning of Article L. 228-91 et seq. of the French Commercial Code.

The Exercise Price and/or the number of Warrant Shares will be subject to adjustment from time to time according to mandatory legal requirements imposed by the French Commercial Code and in particular by articles L. 228-98 to L. 228-101 (with the exception of the provisions of Articles L. 228-99 1°) and L. 228-99 2°)) and articles R. 228-90 to R. 228-92 of this Code.

In accordance with the provisions of Article R. 228-92 of the French Commercial Code, if the Company decides to issue new Shares or securities giving access to the capital with preferential subscription rights limited to its shareholders, to distribute reserves (in cash or in kind) and share premiums or to change the allocation of its profits by creating preferred Shares, or to otherwise carry out any of the Transactions listed below, it will inform (as long as the current regulation so requires) the Holders via an announcement in the Bulletin des Annonces Légales Obligatoires.

If the Company is absorbed by a company or merges or consolidates with (fusions) one or several other companies to participate in the incorporation of a new entity, or proceed with a split (scission), the Holders shall exercise their rights in the entity(ies) that is/are the beneficiary(ies) of the contributions in accordance with the provisions of Article L. 228-101 of the French Commercial Code.

So long as any Pre-Funded Warrants are outstanding and upon contemplation of the following transactions (each, a “Transaction”):

-        financial transactions (issuance of Shares or any other securities of any nature) with listed preferential subscription rights or by free allocation of listed subscription Pre-Funded Warrants;

-        free allocation of Shares to shareholders, regrouping or splitting Shares;

-        incorporation of reserves, profits or premiums into equity, by increasing the nominal value of the Shares;

-        distribution of reserves and of any Share premium, in cash or in kind;

-        free allocation, to the shareholders of the Company of any securities of the Company (except Shares);

-        merger by acquisition (fusion par absorption), merger (fusion par creation d’une nouvelle societe), spin-off, or division (scission) of the Company;

-        buyback of its own Shares at a price higher than the stock market price;

-        amortization of the share capital; and

-        change in the allocation of profits and/or creation of preference Shares;

which the Company can effect from the Issue Date, and for which the date on which the holding of Shares is required in order to determine the shareholders benefitting from a Transaction, is before the Exercise Date, the preservation of the rights of the Holders will be ensured by proceeding to an adjustment of the Exercise Ratio in accordance with the conditions below.

1.	(a)	For financial transactions (issuance of Shares or any other securities of any nature) with listed preferential right to subscription, the new Exercise Ratio will equal the product of the Exercise Ratio applicable before the start of the Transaction at issue and the following ratio:

Value of a Share after detachment of the preferential subscription right

+Value of the preferential subscription right

Value of a Share after detachment of the preferential subscription right

To calculate this ratio, the value of a Share after detachment of the preferential subscription right and the value of the preferential subscription right are equal to the average of the closing prices listed on the Trading Market as reported by Bloomberg L.P. during all trading days included in the subscription period during which the Shares and the subscriptions rights are simultaneously listed.

(b)	For financial transactions carried out through the free allocation of listed subscription Pre-Funded Warrants to shareholders with a correlative ability to sell the securities resulting from subscription Pre-Funded Warrants not exercised by their holders during the period of subscription which has opened to them, the new Exercise Ratio will be equal to the product of the Exercise Ratio before the start of the Transaction contemplated and of the following ratio:

Value of a Share after detachment of the subscription warrant

+Value of the subscription warrant

Value of a Share after detachment of the subscription warrant

2.	In case of a free allocation of Shares to shareholders, and also in case of regrouping or splitting of Shares, the new Exercise Ratio will be equal to the product of the Exercise Ratio applicable before the start of the Transaction contemplated and of the following ratio:

Number of Shares forming the share capital after the Transaction

Number of Shares forming the share capital before the Transaction

3.	In case of a capital increase by incorporation of reserves, profits or premiums carried out by increasing the nominal value of the Shares, the nominal value of the Warrant Shares the Holders could obtain by exercising their Pre-Funded Warrants will be increased in due proportion.

4.	In case of a distribution of reserves and of any share premiums, either in cash or in kind (securities in portfolio...), the new Exercise Ratio will be equal to the product of the Exercise Ratio applicable before the start of the Transaction contemplated and of the following ratio:

Value of a Share before distribution

Value of a Share before distribution

- Amount per Share of the distribution or value of securities or assets distributed per Share.

For the calculation of this ratio:

- the value of a Share before the distribution will be equal to the VWAP of the prices of the Shares listed on the Trading Market during the last three trading days preceding the day the Shares are listed ex-distribution;

- if distribution is made in kind:

o in case of delivery of securities already listed on a Trading Market, the value of the securities will be determined as above,

o in case of delivery of securities not yet listed on a Trading Market, the value of securities remitted will be equal, if they should be listed on a Trading Market during the ten trading day period starting from the date on which the Shares are listed ex-distribution, to the VWAP of the Shares listed on such trading Market during the three first trading days included in this period during which the said securities are listed, and

o in all other cases (securities delivered not listed on a Trading Market or listed during less than three trading days within the ten trading day period mentioned above or distribution of assets), the value of the securities or the assets delivered per Share shall be determined by an independent expert of international reputation appointed by the Company.

5.	In case of a free allocation to shareholders of securities, other than Shares and subject to paragraph 1 b) above, the new Exercise Ratio will be equal to:

(a)	if the rights to the free allocation of securities were listed on the Trading Market, the product of the Exercise Ratio applicable before the start of the Transaction contemplated and of the following ratio:

Share price ex-right to free allocation + value of the right to free allocation

Share price ex-right to free allocation

-	For the calculation of this ratio: the value of the Share price ex-right of free allocation will be equal to the VWAP of the Shares listed on the Trading Market of the Share ex-right of free allocation during the first ten trading days starting on the date on which the Shares are listed ex-right of free allocation;

-	the value of the right to free allocation will be determined as in the above paragraph.

If the right to free allocation is not listed during each of the ten trading days, its value will be determined by an independent expert of international reputation appointed by the Company.

(b)	if the right to free allocation of securities were not listed on the Trading Market, the product of the Exercise Ratio applicable before the start of the Transaction contemplated and of the following ratio:

Share price ex-right to free allocation

+ Value of that/those security(ies) allocated per Share

Share price ex-right to free allocation

For the calculation of this ratio:

-	the Share price ex-right to allocation will be determined as in paragraph a) above.

-	if these securities are listed or can be listed on the Trading Market within ten trading days starting from the day Shares are listed ex-distribution, the value of the securities allocated by Share will be equal to the VWAP of these securities listed on said market during the three first trading days included in this period during which said securities are listed. If the allocated securities are not listed during each of these three market trading days, the value of these securities will be determined by an independent expert of international reputation appointed by the Company.

6.	In case of an absorption of the Company by another company (fusion par absorption) or a merger with one or more companies resulting in the incorporation of a new company(fusion par creation d’une nouvelle societe), a spin-off or division (scission) of the Company, the exercise of the Pre-Funded Warrants will allow allocation of shares of the absorbing company or the new company(ies) or the company(ies) resulting from any division or spin-off.

The new Exercise Ratio will be determined by multiplying the Exercise Ratio applicable before the start of the contemplated Transaction by the exchange ratio of the Shares against the shares of the absorbing company or the new company(ies) or the company(ies) resulting from any division or spin-off. These companies will be fully subrogated to the Company’s rights and obligations towards the Holders.

7.	In case of a buyback of the Company of its own Shares (except for buyback made pursuant to article L.225-209 al. 2 of the French Commercial Code) at a price higher than the stock exchange price, the new Exercise Ratio will be equal to the product of the Exercise Ratio applicable before the buyback and the following ratio:

Share price x (1-Pc%)

Share price – Pc% x Buyback price

For the calculation of this ratio:

-	Share price means the VWAP of the Shares listed on the Trading Market during the three last trading days preceding the buyback (or the ability of buyback):

-	Pc% means the percentage of total share capital repurchased; and

-	Buyback price means the effective buyback price.

8.	In case of amortization of the share capital of the Company, the new Exercise Ratio will be equal to the product of the Exercise Ratio on the date before the start of the contemplated Transaction and of the following ratio:

Value of a Share before amortization

Value of a Share before amortization—amount of the amortization per Share

For the calculation of the ratio, the Share value before amortization will be equal to the VWAP of the Shares listed on the Trading Market during the three last trading days preceding the trading day the Shares are listed ex- amortization.

9.	(a)In case of a change in the allocation of profits and/or creation of new preferred shares resulting in such modification by the Company, the new Exercise Ratio will be equal to the product of the Exercise Ratio before the start of the contemplated Transaction and the following ratio:

Share price before modification

Share price before modification—reduction per Share of the right to profits.

For the calculation of this ratio:

-	the Share price before modification means the volume-weighted average of the prices of the Company’s Shares listed on the Trading Market during the last three trading days preceding the date of modification;

-	the reduction by Share on the right to profits will be determined by an independent expert of international reputation appointed by the Company and will be submitted to the approval of the Holders’ General Meeting (as defined in Condition 7).

If however these preferred Shares are issued with shareholders’ preferential subscription rights or by free distribution of Pre-Funded Warrants to subscribe to such preferred shares, the new Exercise Ratio will be adjusted in accordance to paragraphs 1 or 5 above.

(b)	in case of creation of preferred shares without a modification in the distribution of profits, the adjustment of the Exercise Ratio that would be necessary will be determined by an independent expert of international reputation appointed by the Company.

If the Company were to carry out Transactions where an adjustment had not been completed under paragraphs 1 to 9 above, and a later law or regulations require an adjustment, the Company shall undertake such adjustment in accordance with the law or regulations then applicable and the market practice observed in France.

In the event of an adjustment, the new exercise conditions will be brought to the prompt attention of the Holders within three Business Days of the effectiveness of the adjustment.

The Company’s Board of Directors will report the calculation and results of any adjustment in the annual report following such adjustment.

6.	Form, Title and Transfer of Pre-Funded Warrants

The Pre-Funded Warrants will be issued in dematerialised (dématérialisé) registered form (au nominatif).

Subject to compliance with any applicable securities laws, the Pre-Funded Warrants are freely negotiable.

Pre-Funded Warrants shall not be listed on Euronext Growth Paris or on any other stock exchange.

Title to the Pre-Funded Warrants held by the Holders will be established and evidenced in accordance with Article L.211-3 and R.211-1 of the French Monetary and Financial Code by book-entries (inscription en compte). No physical document of title will be issued in respect of the Pre-Funded Warrants.

The Pre-Funded Warrants will, upon issue, solely be inscribed in the books of the Company. Title to the Pre-Funded Warrants shall be evidenced by entries in the books of the Company, and transfer of the Pre-Funded Warrants may only be effected through registration of the transfer in the Company’s books. No Pre-Funded Warrants will be inscribed in the books nor be admitted to the operations of Euroclear France SA (“Euroclear France”).

7.	Representation of Holders

The Holders will be grouped automatically in a collective group with legal personality (the “Masse”) to defend their common interests.

The Masse will be governed by the provisions of the French Commercial Code (with the exception of the provisions of Article L.228-48 thereof), subject to the following provisions:

The Masse will be a separate legal entity by virtue of Article L.228-103 of the French Commercial Code, acting in part through a representative (the “Representative”) elected by the Holders’ General Meeting (as defined hereafter) and in part through a holders’ general meeting (the “Holders’ General Meeting”).

The Masse alone, to the exclusion of all individual Holders, shall exercise the common rights, actions and benefits which now or in the future may accrue with respect to the Warrants. The Holders’ General Meeting shall be called upon to authorize any changes to the Terms and Conditions and to approve any decision that has an impact on the conditions for subscription of the Warrant Shares determined within the scope of these Terms and Conditions.

In accordance with Articles L. 228-59 and R. 228-67 of the French Commercial Code, notice of date, hour, place and agenda of any Holders’ General Meeting will be given by way of a press release published by the Company which will also be posted on its website (www.biophytis.com/en/) not less than fifteen (15) calendar days prior to the date of such general meeting on first notice, and five (5) calendar days on second notice.

Each Holder has the right to participate in a Holders’ General Meeting in person, by proxy, by correspondence and, in accordance with Article L. 228-61 of the French Commercial Code by videoconference or by any other means of telecommunication allowing the identification of participating Holders, as provided mutatis mutandis by Article R. 223-30-1 of the French Commercial Code.

Decisions of the Holders’ General Meetings once approved will be published by way of a press release posted by the Company on its website (www.biophytis.com/en/).

8.	Suspension of the ability to exercise the Pre-Funded Warrants

In case of a capital increase, absorption, merger, spin-off or issue of new Shares or securities giving access to the share capital, or any other financial transaction involving a preferential subscription right or reserving a priority subscription period for the benefit of the Company’s shareholders, the Company will be entitled to suspend the exercise of the Pre-Funded Warrants for a period that may not exceed the shorter of three months or any other required (rather than recommended) period set by the applicable regulations. The Company’s decision to suspend the ability to exercise the Pre-Funded Warrants will be published (to the extent that such publication is required under French law or any other form of communication compliant with applicable regulations) in the Bulletin des annonces légales obligatoires. This notice will be published at least seven (7) calendar days (so long as required by French law) before the suspension becomes effective and will indicate the dates on which the suspension exercise of the Pre-Funded Warrants will begin and end. This information will also be the object of a notice published by the Company and a notice published by Euronext.

9.	Modification of the rules for profit distribution, capital amortization, modification of the legal form or corporate purpose of the Company—reduction of the Company’s share capital due to losses

Pursuant to the provisions of Article L. 228-98 of the French Commercial Code and to the extent not already covered by the provisions of Condition 5:

(i)	the Company may modify its form or corporate purpose without the approval of the Holders’ General Meeting;
(ii)	the Company may, without requesting the approval of the Holders’ General Meeting, amortize its share capital, modify the allocation of its profits or issue preferred shares, as long as there are outstanding/unexercised Pre-Funded Warrants, provided that it has taken the necessary measures to preserve the rights of the Holders (see Condition 5 above);
(iii)	in case of a reduction in the Company’s share capital motivated by losses and carried out by reducing the nominal amount or the number of shares making up the share capital, the rights of the Holders will be reduced accordingly, as if they had exercised the Pre-Funded Warrants before the date on which the capital reduction became effective. In case of a reduction in the Company’s share capital by reducing the number of shares, the new Exercise Ratio will be equal to the product of the Exercise Ratio in force before the reduction in the number of shares and the ratio of the number of shares outstanding to the number of shares and the following ratio:

Number of Shares forming the share capital after the transaction

Number of Shares forming the share capital before the transaction

10.	New issues and assimilation

The Company may, without requiring the consent of the Holders’ General Meeting, issue other warrants similar to the Pre-Funded Warrants to the extent that these warrants and the Pre-Funded Warrants will confer identical rights in all respects and that the terms and conditions of these warrants are identical to those of the Pre-Funded Warrants.

In this case, the Holders and the holders of these warrants will be regrouped in a single mass for the defense of their common interests.

11.	Absence of restriction in the Company’s by-laws on the free negotiability of the Pre-Funded Warrants and the Warrant Shares to be issued upon exercise

Nothing in the Company’s by-laws’ provisions restricts the free negotiability of the Pre-Funded Warrants and the Shares comprising the Company’s share capital.

12.	Taxes

The Company shall pay any and all documentary, stamp, transfer and other similar taxes which may be payable under French laws with respect to the issue and delivery of Warrant Shares upon exercise of the Pre-Funded Warrants.

13.	Successor and Assigns

These Terms and Conditions shall be binding upon and inure to the benefit of the Holders and their assigns, and shall be binding upon any entity succeeding to the Company by consolidation, merger or acquisition of all or substantially all of the Company’s assets (including by way of contribution, spin-off or partial spin-off).

14.	Third Party Rights

These Pre-Funded Warrants confer no right on any person other than the Holder thereof to enforce any of these Terms and Conditions or any other term of these Pre-Funded Warrants.

15.	Governing Law

These Terms and Conditions shall be interpreted, governed by and construed in accordance with the law of France.

Any suit, action or proceeding arising out of or based upon the Pre-Funded Warrants or the transactions contemplated by these Terms and Conditions will be submitted to the exclusive jurisdiction of the Paris commercial court (Tribunal de commerce de Paris), and, to the extent permitted by law, the Company and the Holders irrevocably waive any objection it may now or hereafter have to personal jurisdiction the laying of venue of any such suit, action or proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Appendix A

Form of Exercise Notice

To: Biophytis S.A.

Attention: Nicolas Fellmann, Chief Financial Officer

email address: USwarrants@biophytis.com

EXERCISE NOTICE

Reference is made to the Pre-Funded Warrants, issued on July 21, 2023, by Biophytis S.A., a société anonyme organized under the laws of France and registered with the Register of Commerce and Companies (Registre du Commerce et des Sociétés) of Paris under the number 492 002 225, with a registered capital of Euros 4,320,338.56 and having its registered office at 14, avenue de l’Opéra, 75001 Paris, France (the “Company”).

The undersigned, [•], residing [•], having a full knowledge of the Company’s by-laws and the terms of and conditions of the Pre-Funded Warrants, benefitting from the cancellation of the preferential subscription right, and, in accordance with and pursuant to the terms of the Pre-Funded Warrants, it being understood and agreed that one Warrant is exercisable for one hundred (100) Shares, the undersigned hereby elects to exercise [LETTERS] ([NUMBERS]) Pre-Funded Warrants out of the                           Pre-Funded Warrants held by the undersigned1.

[In addition, pursuant to Condition 4, the undersigned elects to receive2:

(a) the next lower number of Warrant Shares to which the exercise of the number of Pre-Funded Warrants indicated above gives right; in which case the undersigned will receive from the Company a cash payment equal to the product of the remaining fractional share multiplied by the value of a Share, equal to the last price quoted on Euronext Growth Paris[3] on the last trading day preceding the Exercise Date, such amount to be paid by the Company by wire transfer of immediately available funds in Euros to on the following account number [•][4];
(b) the next greater number of Pre-Funded Warrants Shares to which the exercise of the number of Pre-Funded Warrants indicated above gives right, and the undersigned pays to the Company an amount equal to the value of the additional fraction of a share thus delivered, calculated on the basis set out in (a) and equal to €[•][5].]
1.	This corresponds to the Exercise Ratio on the issue date – to be modified if the Exercise Ratio is adjusted pursuant to Condition 5 (or, as the case may be, Condition 9).
2.	Please modify according to your choice. Pursuant to Condition 4, If no choice is made, you will receive a number of Shares rounded down to the nearest whole number, and the remainder in cash as described in (a).
3.	To be modified as the case may be.
4.	To be filled-in by the undersigned.
5.	The calculation of such amount made by the Holder shall not be binding on the Company, including acting as Registrar, and the Company, including acting as Registrar, will be entitled to disregard the choice of the Holder to apply this paragraph (b), and therefore apply paragraph (a) if either of them disagree with this calculation, in which case they will refund the Holder of the amount in question.

As a result of the above, the undersigned:

•	hereby subscribes to [LETTERS] ([NUMBERS]) Warrant Shares (the “Exercised Shares”)[6],
•	pays in whole and immediately an Aggregate Exercise Price (as defined in Condition 2(b)) amounting to €[LETTERS] (€[NUMBERS])[, plus an amount of €[LETTERS] (€[NUMBERS]) as per paragraph b) above, amounting to a total of €[LETTERS] (€[ • NUMBERS])] by wire transfer of immediately available funds in Euros to the account number [•] open in the name of the Company at Banque Neuflize OBC, 3 Avenue Hoche, 75008 PARIS, BIC: [•], bank code [•], guichet code [•], RIB key [•], IBAN [•] of the corresponding amount;

Pursuant to Condition 2(e), on the Exercised Shares Delivery Date, the Exercised Shares will be credited7:

(i)	to the undersigned’s securities account opened in the name of the undersigned with the Registrar, or
(ii)	to the following undersigned’s securities account [__•__]
(iii)	in the name of the Holder, to The Bank of New York Mellon (or any successor thereto) as the depositary for the Company’s American Depositary Shares.

Subscription Date:

Name:

By:	8

Name:

Title:

Dated:

6.	This Warrant may only be exercised to receive shares in increments equal to one or more ADSs (which is, as of the Issuer Date one hundred (100) Warrant Shares per ADS).
7.	Please modify according to your choice.
8.	Please insert the following handwritten note above the signature ”Valid for the subscription of [•] ([•]) Exercised Shares”.

Appendix B

Form of acknowledgement by the Registrar

To: [Holder]

Attention: [•]

Copy to the Chief Financial Officer of the Company, Nicolas Fellmann

Email Address: USwarrants@biophytis.com

The Registrar hereby acknowledges this Exercise Notice attached hereto.

Date:

By:

Name:

Title: